                                 EXHIBIT 99.2


PATRIOT AMERICAN HOSPITALITY             INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                    FOSTER PLAZA TEN
SUITE 6001                               680 ANDERSEN DRIVE
DALLAS, TX  75207                        PITTSBURGH, PA  15220
NYSE: PAH                                NYSE: IHC


AT PATRIOT AMERICAN HOSPITALITY:
--------------------------------
MEDIA INQUIRIES:                  ANALYST INQUIRIES:
Suzanne Cottraux                  Mike Silverman
V.P. of Corporate Communications  V.P. of Finance
& Investor Relations              (214) 863-1265
(214) 863-1258

AT INTERSTATE HOTELS COMPANY:
-----------------------------
Lisa O'Connor
Director of Finance and Investor Relations
(412) 937-3319

FOR IMMEDIATE RELEASE
APRIL 2, 1998

            PATRIOT AMERICAN HOSPITALITY, INC. AND INTERSTATE MERGER
                     CLEARED BY COURT TO PROCEED AS PLANNED

DALLAS, TX AND PITTSBURGH, PA - APRIL 2, 1998 - PATRIOT AMERICAN HOSPITALITY, INC., WHOSE SHARES ARE PAIRED (NYSE: PAH) AND TRADE AS A SINGLE UNIT WITH THOSE OF WYNDHAM INTERNATIONAL, INC., AND INTERSTATE HOTELS COMPANY (NYSE: IHC) today announced that the United States District Court for the District of Maryland denied a request by Marriott International, Inc. (NYSE: MAR) for a temporary restraining order to block the proposed merger of Interstate into Patriot American and Wyndham International.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

ABOUT INTERSTATE HOTELS COMPANY
Based on Pittsburgh, Pennsylvania, Interstate Hotels Company is the largest independent hotel management company in the United States. As of March 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has controlling interest in 41 hotels.

                                      END